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                                   EXHIBIT 13

                     PURCHASE AGREEMENT DATED JULY 18, 1985
          BETWEEN REGISTRANT AND PHYSICIANS INSURANCE COMPANY OF OHIO
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                                                                      Exhibit 13


                               PURCHASE AGREEMENT
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         The Helmsman Fund (the "Fund"), a Massachusetts business trust, and
Physicians Insurance Company of Ohio ("PICO"), an Ohio corporation, hereby agree with each other as follows:

         1. The Fund hereby offers PICO and PICO hereby purchases 90,000 Series A units of beneficial interest and 10,000 Series B units of beneficial interest of the Fund (such units of beneficial interest being hereinafter collectively known as "Shares") at a price of $1.00 per Share. PICO hereby acknowledges purchase of the Shares and the Fund hereby acknowledges receipt from PICO of funds in the amount of $100,000 in full payment for the Shares.

         2. PICO represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. PICO agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the second anniversary of the date the Fund begins it investment activities, PICO will pay to the Fund an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by PICO or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th day of July, 1985.

Attest:                              THE HELMSMAN FUND


 /s/ Rene Anderson                   By:   /s/
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(SEAL)

Attest:                              PHYSICIANS INSURANCE COMPANY OF OHIO


/s/ Beth A. Hoover                   By:   /s/
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                                              Executive Vice President